LETTER TO SHAREHOLDERS August 30, 2022 Q2 Fiscal 2022

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 2 Our mission To be the most trusted and convenient destination for pet parents and partners everywhere.

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 3 $2.43 $462 +12.8% YoY +14.4% YoY +$53.2 million excluding share- based compensation +257% YoY +230 bps YoY 28.1% $22.3million $83.1 million 3.4% 20.5 billion FINANCIAL & OPERATING DATA million Net Sales Net Sales Per Active Customer (4) Net Income (1) Adjusted EBITDA (2) Adjusted EBITDA Margin (2) +2.1% YoY Active Customers (3) Gross Margin +60 bps YoY Q2 Fiscal 2022 Highlights Q2 2021 Q2 2022 +170 bps YoY 0.9% Net Margin (6) 7/31/2022 8/1/2021 % Change 7/31/2022 8/1/2021 % Change $ 2,431,011 $ 2,155,036 12.8% $ 4,859,338 $ 4,290,214 13.3% $ 22,345 $ (16,686) 233.9% $ 40,817 $ 22,033 85.3% 0.9% (0.8)% 0.8% 0.5% $ 83,055 $ 23,272 256.9% $ 143,571 $ 100,626 42.7% 3.4% 1.1% 3.0% 2.3% $ 49,172 $ 85,085 (42.2)% $ 131,605 $ 183,451 (28.3)% $ 981 $ 60,253 (98.4)% $ 7,393 $ 119,737 (93.8)% 20,490 20,077 2.1% 20,490 20,077 2.1% $ 462 $ 404 14.4% $ 462 $ 404 14.4% $ 1,776,583 $ 1,513,944 17.3% $ 3,530,264 $ 2,994,184 17.9% 73.1% 70.3% 72.6% 69.8% (1) (2) (3) (4) (5) (6) Adjusted EBITDA (2) Adjusted EBITDA margin (2)(6) Net cash provided by operating activities 26 Weeks Ended Includes share-based compensation expense, including related taxes, of $39.7 million and $66.9 million for the thirteen and twenty-six weeks ended July 31, 2022, respectively, compared to $25.6 million and $50.4 million for the thirteen and twenty-six weeks ended August 1, 2021, respectively. (in thousands, except net sales per active customer and percentages) 13 Weeks Ended Net sales Net income (loss) (1) Net margin (6) Adjusted EBITDA, adjusted EBITDA margin, and free cash flow are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on non- GAAP financial measures and a reconciliation to the most comparable GAAP measures. Free cash flow (2) Active customers (3) Net sales per active customer (4) Autoship customer sales (5) Autoship customer sales as a percentage of net sales (5) We define active customers as the total number of individual customers who have ordered a product or service, and for whom a product has shipped or for whom a service has been provided, at least once during the preceding 364-day period. We define net sales per active customer for a given fiscal quarter as the aggregate net sales for the preceding four fiscal quarters, divided by the total number of active customers at the end of that fiscal quarter. We define Autoship customers as customers that had an order shipped through our Autoship subscription program during the preceding 364-day period. We define Autoship customer sales as a percentage of net sales as the Autoship customer sales in a given reporting period divided by the net sales from all orders in that period. We define net margin as net income divided by net sales and adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 4 We are pleased to share our results for the second quarter ended July 31, 2022. We delivered double- digit annual top-line growth and expanded both our gross margin and adjusted EBITDA margin. Customer engagement remains high as Net Sales per Active Customer, or NSPAC, reached a new record of $462. Second-Quarter Financial Highlights: • Net sales of $2.43 billion, an improvement of 12.8 percent year over year • Gross margin expanded 60 basis points year over year to 28.1 percent • Net income of $22.3 million, including share-based compensation expense of $39.7 million and net margin expanded 170 basis points to 0.9 percent • Adjusted EBITDA was $83.1 million and adjusted EBITDA margin expanded 230 basis points to 3.4 percent Chewy’s mission is to be the most trusted and convenient destination for pet parents and partners everywhere. We believe we are positively transforming the industry with a superior value proposition that keeps our customers at the center of everything we do, from our high-touch customer service and broad assortment of brands, to delivering on the core e-commerce tenets of speed and convenience. We are maniacally focused on providing a truly unique and personalized shopping experience that builds trust, supports brand loyalty, and drives repeat purchasing. Dear Shareholder,

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 5 Q2 Fiscal 2022 Business Highlights We are proud of our second quarter performance and ability to deliver double-digit top-line growth and margin expansion during a period when accelerating inflation placed incremental pressure on consumers. Across the pet category, pricing escalated throughout the second quarter. Pet category consumers responded to growing economic uncertainty by curtailing some of their purchase activity, leading to industrywide declines in unit volume. Even as consumers pulled back in select areas, Chewy outperformed broader industry trends on the strength of our market leadership in non-discretionary, recurring-revenue categories like food and healthcare — the product categories that are most important to pet parents. Chewy grew second quarter net sales by 13 percent to $2.43 billion, reflecting our ability to drive steady demand in non-discretionary categories — demand that is anchored by the superior value proposition we offer pet parents and the predictable nature of Autoship. Collectively, these categories represent more than 80 percent of our overall business, providing us with distinct structural advantages in the current environment. At the same time, we saw softer demand for discretionary products with longer replacement cycles, such as hardgoods, which offset some of the positive momentum in food and healthcare. Altogether, Chewy’s strengths and competitive advantages in the pet category were evident in the second quarter as customer engagement metrics such as Autoship customer sales and NSPAC set new records at 73.1 percent of net sales and $462, respectively. The operating environment, including what we faced in the second quarter, remains dynamic and evolving. As pet parents pulled back in some areas, they refocused their spending on categories centered on the health and wellbeing of their pets. The strength and durability of our value proposition positioned Chewy well to compete and take additional market share in this environment. Looking ahead, we believe these same strengths, which include market leadership across recurring demand categories such as food and healthcare and rapid innovation in service of customers, will enable us to keep winning in Pet, a category that has proven its durability throughout economic cycles. As we continue to navigate the challenges and opportunities ahead of us, our teams remain focused on running the business towards continued growth and profitability, and on making decisions that deepen engagement and improve customer experience for millions of pets and pet parents. To that end, we remain guided by our mission to be the most trusted and convenient destination for pet parents and partners everywhere.

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 6 Expanding Profitability Across the P&L Second quarter 2022 gross margin was 28.1 percent, an improvement of 60 basis-points both year-over- year and sequentially. This improvement was led by pricing, which continued to strengthen in the second quarter as the favorable delta between price and cost increases widened by approximately 100 basis points compared to last quarter. Additionally, moderating fuel costs and our ongoing efforts to improve supply chain and logistics capabilities also contributed to the strong second quarter gross margin performance. Specifically, during the second quarter, we improved systemwide inventory placement, which reduced average delivery distance, improved delivery speed, lowered costs, and enhanced customer experience. Second quarter net income was $22.3 million, a year-over-year increase of $39.0 million and net margin expanded 170 basis points to 0.9 percent. Second quarter adjusted EBITDA was $83.1 million and adjusted EBITDA margin was 3.4 percent, a year-over-year increase of 230 basis points and a sequential improvement of 90 basis points, reflecting our gross margin expansion, greater marketing efficiency, and improved execution in several SG&A functions. Serving Millions of Pet Parents Across the U.S. We ended the quarter with 20.5 million active customers, in line with the expectations we shared on our last earnings call. Our second quarter net active customer additions reflect gross customer additions that have come off their pandemic highs and the retention behavior of the large cohorts we acquired during the pandemic. The number of gross customers added in the second quarter of 2022 was mid-single-digit percentage points higher than their comparable pre-pandemic cohort from the second quarter of 2019, even as softer demand across discretionary categories put some pressure on customer acquisition. Once we fully cycle the effects of elevated pandemic pet adoptions and the macro environment recovers, we believe that customer acquisition headwinds related to discretionary demand levels will abate. Additionally, retention rates on the customers we acquired during the pandemic in 2020 and 2021 are still running low-single-digit percentage points lower than their comparable pre-pandemic cohorts, which continues to affect total net active customer additions due to the large size of these cohorts. Having said this, we are encouraged to observe that the complexion of the new cohorts that we have acquired so far in 2022 is more consistent with the long-term retention profile of our pre-pandemic cohorts. Notably, we believe that the dynamics that are impacting both gross customer additions and retention are temporary in nature, and it is important to remember that over the long-term, our business model produces incredibly sticky customers which results in retention curves that stabilize after the first two years of a customer’s relationship with Chewy. INNOVATION ACROSS CHEWY Realizing the Benefits of Fulfillment Center Automation We successfully launched our third automated fulfillment center last month, this one located in Reno, Nevada. The benefits from automation continue to expand across our network and our pace of realizing these benefits continues to accelerate. For example, based on the learnings from our first two automated fulfillment center launches, we expect it will take our Reno facility half as long to ramp up to its comparable performance benchmarks as it took for our first automated fulfillment center.

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 7 As we expand our network of automated fulfillment centers, these facilities are handling an increasingly larger share of our outbound shipment volume and they are doing so at progressively lower variable costs per package. For example, during the second quarter, nearly a quarter of our outbound network volume shipped from our first two automated fulfillment centers at a variable cost per unit that was approximately 15 percent lower than our legacy network. By this time next year, a third of our outbound volume is expected to ship from automated fulfillment centers. Based on these trends, we are confident in our ability to realize the target that we have shared in the past of 40 to 60 basis points of annual run- rate SG&A leverage over time from our three existing automated fulfillment centers. We expect to benefit from further SG&A leverage as we open additional automated fulfillment centers in 2023 and beyond. Continued Progress Across Logistics Initiatives On the transportation front, we recently launched our second import-routing facility, this one on the East Coast. With facilities on both coasts, we are now able to optimize freight distribution to our fulfillment centers and reduce inbound freight costs on more than three-quarters of our import volume. Elsewhere in transportation, Chewy Freight Services — or CFS — also continued to grow in the second quarter. As a reminder, CFS is our linehaul initiative where we operate a portion of our own middle-mile network. In the second quarter of 2022 we carried triple the volume that we did last quarter, which led to reduced costs and improved delivery performance. Looking forward, we will keep adding capacity to this program through the remainder of the year. Combined, these automation and transportation initiatives are generating savings in cost per package and improvements in delivery performance and customer experience. Insurance: CarePlus Expands to 31 States Chewy Health is making progress in our mission to make pet healthcare more affordable and accessible and to improve the lives of pets and pet parents. We completed the successful public launch of CarePlus, our wellness and insurance program. After a two-state soft launch in June, we are now up and running in 31 states, with expectations to complete our nationwide rollout by the end of the year. While it is still early days, we are pleased with the initial customer response to our bespoke insurance and standalone wellness plans. Innovations like CarePlus that improve customer experience, increase engagement, and enhance retention are the cornerstone of our customer strategy. Our primary goal this year is to iterate and learn all we can about this new space from our customers and partners. So, while CarePlus won’t have a meaningful financial impact on 2022, over the longer term, we believe CarePlus will provide us an opportunity to help grow the historically under-penetrated pet insurance total addressable market (TAM) and gain market share in a high-margin business. We look forward to sharing more with you on our insurance rollout in the quarters to come.

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 8 Practice Hub Helping Veterinarians Grow Practice Revenues We are also happy to share that we now have over 1,000 practices using the platform, up from approximately 300 in March of this year. As a reminder, with PracticeHub, we have designed a complete e-commerce solution for veterinarians that can be integrated with their existing practice management software. Our proprietary app allows vets to easily create, pre-approve, and manage both medications and diet prescriptions all in one place, and then earn recurring revenue when customers place an order in-clinic, or purchase their items at home on Chewy.com, with Chewy handling inventory, fulfillment, shipping, and customer service. Chewy Gives Back $100 Million and Counting During the second quarter, we achieved an important and proud milestone for our corporate philanthropy program, Chewy Gives Back. At the end of July, we reached the $100 million mark for pet food and essential supplies donated to over 9,000 non-profit animal welfare organizations that serve pets in need throughout the US. Over the past 10 years, we have donated 96 million meals and helped feed millions of rescue pets.

Q2 Fiscal 2022 Financial Highlights

Resilient consumer demand in non-discretionary product categories and pricing gains helped drive a 12.8 percent year-over-year increase in net sales and focused execution drove year-over-year improvements in profitability.

Net Sales

Net sales were $2.43 billion, a year-over-year increase of 12.8 percent. Key revenue drivers in the quarter were a 14.4 percent increase in NSPAC, to $462, and a 2.1 percent increase in active customers. Demand remains durable in non-discretionary, recurring-revenue categories like core food and pharmacy, while demand in more discretionary categories like hardgoods and treats reflect the impact of inflation on consumer spending patterns.



($Millions)
$2,155
$2,212
$2,388
$2,428
$2,431
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22

Autoship Customer Sales

Autoship customer sales were $1.78 billion, a year-over-year increase of 17.3 percent and reached 73.1 percent of total net sales. We define Autoship customers as customers that had an order shipped through our Autoship subscription program during the preceding 364-day period. Autoship provides pet parents with convenient and flexible automatic reordering and delivery that makes meeting their recurring needs even easier.



($Millions)
$1,514
$1,562
$1,689
$1,754
$1,777
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22

Gross Margin

Gross margin expanded 60 basis points year over year to 28.1 percent. Our second quarter gross margin momentum reflects pricing strength throughout the quarter. We are especially pleased with our ability to expand gross margin in an environment of escalating product cost inflation and higher freight costs.



23.6%
25.5%
26.7%
27.5%
28.1%
FY'19
FY'20
FY'21
Q2'21
Q2'22

NOTE: Gross Margin is defined as Gross Profit divided by Net Sales.

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 9

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 10 Net income was $22.3 million compared to a net loss of $16.7 million last year, reflecting the impact of sales momentum, expanded gross margin, and increased operating expense leverage. Net income included share-based compensation and related tax expense of $39.7 million compared to $25.6 million last year. Net margin was 0.9 percent, a 170 basis point improvement over last year. Excluding share-based compensation and related tax expense, net margin was 2.6 percent, a 220 basis point improvement over last year. Net Income (Loss) Adjusted EBITDA was $83.1 million, an increase of $59.8 million compared to last year. Adjusted EBITDA margin expanded 230 basis points to 3.4 percent. This reflects gross margin expansion, greater marketing efficiencies, and effective cost management. Adjusted EBITDA(1) Net cash provided by operating activities was $49.2 million, compared to net cash provided by operating activities of $85.1 million in the second quarter of 2021. Second quarter operating cash reflects positive adjusted EBITDA offset by inventory investments ahead of the peak holiday season. Net Cash Provided by Operating Activities ($Millions) ($Millions) ($Millions) (1) Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 11 Second-quarter free cash flow was $1.0 million compared to $60.3 million last year. Second- quarter free cash flow included $49.2 million of cash provided by operating activities and $48.2 million of cash used by capital investments. Capital investments included upgrades to our fulfillment network, new fulfillment center construction, and ongoing technology investments. We will host a conference call and earnings webcast at 5:00 pm Eastern time today to discuss these results. Investors and participants can access the call by dialing (844) 200-6205 in the U.S., or +1 (929) 526-1599 internationally, using the conference code 768411. A live webcast will also be available on Chewy’s investor relations website at investor.chewy.com. Thank you for taking the time to review our letter, and we look forward to your questions on our call this afternoon. Sincerely, Sumit Singh, CEO Free Cash Flow(1) Media Contact: Diane Pelkey dpelkey@chewy.com Investor Contact: Robert A. LaFleur ir@chewy.com Closing ($Millions) Mario Marte, CFO (1) Free cash flow is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 12 Condensed Consolidated Balance Sheets Chewy, Inc. (in thousands, except share and per share data) As of July 31, January 30, 2022 2022 Assets (Unaudited) Current assets: Cash and cash equivalents $ 606,800 $ 603,079 Accounts receivable 143,805 123,510 Inventories 707,921 560,430 Prepaid expenses and other current assets 46,902 36,513 Total current assets 1,505,428 1,323,532 Property and equipment, net 431,554 367,166 Operating lease right-of-use assets 411,231 372,693 Other non-current assets 20,300 22,890 Total assets $ 2,368,513 $ 2,086,281 Liabilities and stockholders’ equity Current liabilities: Trade accounts payable $ 1,049,390 $ 883,316 Accrued expenses and other current liabilities 728,916 761,563 Total current liabilities 1,778,306 1,644,879 Operating lease liabilities 456,701 410,168 Other long-term liabilities 16,115 16,498 Total liabilities 2,251,122 2,071,545 Stockholders’ equity: Preferred stock, $0.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding as of July 31, 2022 and January 30, 2022 — — Class A common stock, $0.01 par value per share, 1,500,000,000 shares authorized, 111,458,932 and 108,918,032 shares issued and outstanding as of July 31, 2022 and January 30, 2022, respectively 1,114 1,089 Class B common stock, $0.01 par value per share, 395,000,000 shares authorized, 311,188,356 shares issued and outstanding as of July 31, 2022 and January 30, 2022 3,112 3,112 Additional paid-in capital 2,083,123 2,021,310 Accumulated deficit (1,969,958) (2,010,775) Total stockholders’ equity 117,391 14,736 Total liabilities and stockholders’ equity $ 2,368,513 $ 2,086,281

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 13 Condensed Consolidated Statements of Operations Chewy, Inc. (in thousands, except per share data. Unaudited) 13 Weeks Ended 26 Weeks Ended July 31, 2022 August 1, 2021 July 31, 2022 August 1, 2021 Net sales $ 2,431,011 $ 2,155,036 $ 4,859,338 $ 4,290,214 Cost of goods sold 1,748,214 1,561,582 3,508,721 3,106,984 Gross profit 682,797 593,454 1,350,617 1,183,230 Operating expenses: Selling, general and administrative 516,983 437,672 1,021,266 843,892 Advertising and marketing 144,159 171,968 288,880 316,403 Total operating expenses 661,142 609,640 1,310,146 1,160,295 Income (loss) from operations 21,655 (16,186) 40,471 22,935 Interest income (expense), net 690 (500) 346 (902) Income (loss) before income tax provision 22,345 (16,686) 40,817 22,033 Income tax provision — — — — Net income (loss) $ 22,345 $ (16,686) $ 40,817 $ 22,033 Earnings (loss) per share attributable to common Class A and Class B stockholders: Basic $ 0.05 $ (0.04) $ 0.10 $ 0.05 Diluted $ 0.05 $ (0.04) $ 0.10 $ 0.05 Weighted-average common shares used in computing earnings per share: Basic 421,690 416,665 421,048 415,957 Diluted 426,833 416,665 426,772 427,458

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 14 Condensed Consolidated Statements of Cash Flows Chewy, Inc. (in thousands, Unaudited) 26 Weeks Ended July 31, 2022 August 1, 2021 Cash flows from operating activities Net income $ 40,817 $ 22,033 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 37,678 24,117 Share-based compensation expense 64,171 44,884 Non-cash lease expense 19,203 16,399 Other 604 179 Net change in operating assets and liabilities: Accounts receivable (20,295) (12,734) Inventories (147,491) 7,326 Prepaid expenses and other current assets (13,861) (31,695) Other non-current assets 2,067 (3,324) Trade accounts payable 166,074 50,656 Accrued expenses and other current liabilities (7,343) 78,233 Operating lease liabilities (9,592) (10,562) Other long-term liabilities (427) (2,061) Net cash provided by operating activities 131,605 183,451 Cash flows from investing activities Capital expenditures (124,212) (63,714) Other (1,400) — Net cash used in investing activities (125,612) (63,714) Cash flows from financing activities Payments for tax withholdings related to vesting of share-based compensation awards (2,472) — Proceeds from tax sharing agreement with related parties 533 42,405 Principal repayments of finance lease obligations (333) (490) Net cash (used in) provided by financing activities (2,272) 41,915 Net increase in cash and cash equivalents 3,721 161,652 Cash and cash equivalents, as of beginning of period 603,079 563,345 Cash and cash equivalents, as of end of period $ 606,800 $ 724,997

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 15 Non-GAAP Financial Measures Adjusted EBITDA and Adjusted EBITDA Margin To provide investors with additional information regarding our financial results, we disclose adjusted EBITDA, a non-GAAP financial measure that we calculate as net income (loss) excluding depreciation and amortization; share-based compensation expense and related taxes; income tax provision; interest income (expense), net; transaction related costs; and litigation matters and other items that we do not consider representative of our underlying operations. We have provided a reconciliation below of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. We include adjusted EBITDA and adjusted EBITDA margin because each is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating adjusted EBITDA and adjusted EBITDA margin facilitates operating performance comparability across reporting periods by removing the effect of non-cash expenses and certain variable charges. Accordingly, we believe that adjusted EBITDA and adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. We believe it is useful to exclude non-cash charges, such as depreciation and amortization, and share-based compensation expense from our adjusted EBITDA because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. We believe it is useful to exclude income tax provision; interest income (expense), net; transaction related costs; and litigation matters and other items which are not components of our core business operations. Adjusted EBITDA has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures; • adjusted EBITDA does not reflect share-based compensation and related taxes. Share-based compensation has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy; • adjusted EBITDA does not reflect interest income (expense), net; or changes in, or cash requirements for, our working capital; • adjusted EBITDA does not reflect transaction related costs and other items which are either not representative of our underlying operations or are incremental costs that result from an actual or planned transaction and include litigation matters, integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems; and • other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, including various cash flow metrics, net income (loss), net margin, and our other GAAP results.

The following table presents a reconciliation of net income (loss) to adjusted EBITDA, as well as the calculation of net margin and adjusted EBITDA margin, for each of the periods indicated.

($ in thousands, except percentages)	13 Weeks Ended		26 Weeks Ended	
Reconciliation of Net Income (Loss) to Adjusted EBITDA	**July 31, 2022**	**August 1, 2021**	**July 31, 2022**	**August 1, 2021**
Net income (loss)	$ 22,345	$ (16,686)	$ 40,817	$ 22,033
Add:				
Depreciation and amortization	20,338	12,691	37,678	24,117
Share-based compensation expense and related taxes	39,739	25,589	66,933	50,361
Interest (income) expense, net	(690)	500	(346)	902
Transaction related costs	237	140	1,395	971
Other	1,086	1,038	(2,906)	2,242
Adjusted EBITDA	$ 83,055	$ 23,272	$ 143,571	$ 100,626
Net sales	$ 2,431,011	$ 2,155,036	$ 4,859,338	$ 4,290,214
Net margin	*0.9 %*	*(0.8)%*	*0.8 %*	*0.5 %*
Adjusted EBITDA margin	*3.4 %*	*1.1 %*	*3.0 %*	*2.3 %*

We define net margin as net income (loss) divided by net sales and adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Free Cash Flow

To provide investors with additional information regarding our financial results, we also disclose free cash flow, a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less capital expenditures (which consist of purchases of property and equipment, capitalization of labor related to our website, mobile applications, and software development, and leasehold improvements). We have provided a reconciliation below of free cash flow to net cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

We include free cash flow because it is used by our management and board of directors as an important indicator of our liquidity as it measures the amount of cash we generate. Accordingly, we believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Free cash flow has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. There are limitations to using non-GAAP financial measures, including that other companies, including companies in our industry, may calculate free cash flow differently. Because of these limitations, you should consider free cash flow alongside other financial performance measures, including net cash provided by (used in) operating activities, capital expenditures and our other GAAP results.

The following table presents a reconciliation of net cash provided by operating activities to free cash flow for each of the periods indicated.

($ in thousands)	13 Weeks Ended		26 Weeks Ended	
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow	**July 31, 2022**	**August 1, 2021**	**July 31, 2022**	**August 1, 2021**
Net cash provided by operating activities	$ 49,172	$ 85,085	$ 131,605	$ 183,451
Deduct:				
Capital expenditures	(48,191)	(24,832)	(124,212)	(63,714)
Free Cash Flow	$ 981	$ 60,253	$ 7,393	$ 119,737

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders

16

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 17 Fiscal Third Quarter 2022 Guidance Market, Ranking and Other Industry Data In this communication we refer to information regarding market data obtained from internal sources, market research, publicly available information, and industry publications. Estimates are inherently uncertain, involve risks and uncertainties, and are subject to change based on various factors, including those discussed in the sections titled “Forward-Looking Statements” and “Risk Factors” included in our periodic filings with the SEC. We believe that these sources and estimates are reliable as of the date of this communication but have not independently verified them and cannot guarantee their accuracy or completeness. We have not reconciled our adjusted EBITDA outlook to GAAP net income (loss) because we do not provide an outlook for GAAP net income (loss) due to the uncertainty and potential variability of other income, net, and provision for (benefit from) income taxes, which are reconciling items between adjusted EBITDA and GAAP net income (loss). Because such items cannot be reasonably predicted, we are unable to provide a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure. However, such items could have a significant impact on GAAP net income (loss). Fiscal Year 2022 Guidance Adjusted EBITDA Margin (1) (1) Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional infor- mation on non-GAAP financial measures. It remains important to note that conditions surrounding COVID-19 remain unpredictable and risks still remain. For discussion on these risks, see the sections titled “Forward-Looking Statements” and “Risk Factors” included in our periodic filings with the Securities and Exchange Commission (“SEC”). 1.75% to 2.00% Net Sales $2.44 billion - $2.46 billion 10% to 11% year-over-year growth Net Sales $9.9 billion - $10.0 billion 11% to 12% year-over-year growth Guidance For the reasons that we have articulated throughout our Second Quarter 2022 Letter to Shareholders, we believe that we will continue to see differences in demand patterns between discretionary and non- discretionary categories throughout the balance of the year. As such, we are revising our full-year top line expectations. At the same time, we are also raising our profitability outlook. As always, our current guidance reflects the balance of the opportunities and risks we see today. Our third-quarter 2022 guidance and adjusted full-year 2022 guidance are as follows: Free cash flow may be affected in the near to medium term by the timing of capital investments (such as the launch of new fulfillment centers, customer service centers, and corporate offices and purchases of IT and other equipment), fluctuations in our growth and the effect of such fluctuations on working capital, and changes in our cash conversion cycle due to increases or decreases of vendor payment terms as well as inventory turnover.

Chewy, Inc. | Q2 Fiscal 2022 Letter to Shareholders 18 Forward-Looking Statements This communication contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this communication, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning our ability to successfully manage risks relating to coronavirus (“COVID-19”), including any adverse impacts on our supply chain, workforce, facilities, customer services, and operations; sustain our recent growth rates and manage our growth effectively; acquire and retain new customers in a cost-effective manner and increase our net sales per active customer; accurately predict economic conditions and their impact on consumer spending patterns, particularly in the pet products market, and accurately forecast net sales and appropriately plan our expenses in the future; introduce new products or services, improve existing products and services, and expand into new offerings; successfully compete in the pet products and services retail industry, especially in the e-commerce sector; strengthen our current supplier relationships, retain key suppliers, and source additional suppliers; negotiate acceptable pricing and other terms with third-party service providers, suppliers and outsourcing partners and maintain our relationships with such parties; mitigate changes in, or disruptions to, our shipping arrangements and operations; optimize, operate and manage the expansion of the capacity of our fulfillment centers, including risks from the spread of COVID-19 relating to our plans to expand capacity and develop new facilities; provide our customers with a cost- effective platform that is able to respond and adapt to rapid changes in technology; maintain and scale our technology, including the reliability of our website, mobile applications, and network infrastructure; maintain adequate cybersecurity with respect to our systems and ensure that our third-party service providers do the same with respect to their systems; successfully manufacture and sell our own private brand products; maintain consumer confidence in the safety and quality of our vendor-supplied and private brand food products and hardgood products; preserve, grow, and leverage the value of our reputation and our brand; comply with existing or future laws and regulations in a cost-efficient manner; attract, develop, motivate and retain well-qualified employees; and adequately protect our intellectual property rights and successfully defend ourselves against any intellectual property infringement claims or other allegations or claims that we may be subject to. You should not rely on forward-looking statements as predictions of future events, and you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of factors. We have based the forward-looking statements contained in this communication primarily on our current assumptions, expectations, and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in our filings with the SEC and elsewhere in this communication. Moreover, we operate in a very competitive and rapidly- changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this communication. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this communication. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. The forward-looking statements made in this communication related only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this communication to reflect events or circumstances after the date of this communication or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.